EXHIBIT 21.  SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.




Citizens First National Bank                 Princeton National Bancorp, Inc.
                                             owns 100 percent of the shares
                                             Citizens First National Bank.